As filed with the Securities and Exchange Commission on January 7, 2005

Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-14745)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PEOPLESOFT, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	68-0137069
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4460 Hacienda Drive

Pleasanton, California 94588-8618

(925) 225-3000

(Address of Principal Executive Offices) (Zip Code)

RED PEPPER SOFTWARE COMPANY

1993 STOCK OPTION PLAN

(Full Title of the Plan)

Safra Catz

Co-President

PeopleSoft, Inc.

4460 Hacienda Drive

Pleasanton, California 94588-8618

(925) 225-3000

(Name and Address of Agent for Service)

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William M. Kelly, Esq.

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

(650) 752-2000

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-14745) (the “Registration Statement”) of PeopleSoft, Inc. (“PeopleSoft”), pertaining to the registration of certain shares of PeopleSoft’s common stock, par value $0.01 per share (“PeopleSoft Common Stock”), issuable to eligible employees of the Registrant under the Red Pepper Software Company 1993 Stock Option Plan, to which this Post-Effective Amendment No. 2 relates, was filed with the Securities and Exchange Commission on October 24, 1996.

PeopleSoft, Oracle Corporation (“Oracle”) and Pepper Acquisition Corp., a wholly owned subsidiary of Oracle (the “Purchaser”), entered into an Agreement and Plan of Merger dated as of December 12, 2004 (the “Merger Agreement”), pursuant to which, among other things, Purchaser would be merged with and into PeopleSoft, PeopleSoft would survive as a wholly owned subsidiary of Oracle and each outstanding share of PeopleSoft Common Stock (and the associated preferred stock purchase rights) would be converted into the right to receive $26.50 in cash (the “Merger”).

On January 6, 2005, Purchaser acquired over 90% of the outstanding PeopleSoft Common Stock, and, subsequently, effected the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on January 7, 2005 (the “Merger Date”).

As a result of the Merger, PeopleSoft has terminated all offerings of PeopleSoft Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by PeopleSoft in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of PeopleSoft Common Stock which remain unsold at the termination of the offering, PeopleSoft hereby removes from registration all shares of PeopleSoft Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on January 7, 2005.

PEOPLESOFT, INC.

By:	/S/ SAFRA CATZ
Name: Safra Catz
Title: Co-President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 has been signed by the following persons on January 7, 2005 in the capacities indicated.

Signature	Title

/S/ SAFRA CATZ	Co-President (Principal Executive Officer & Director)
(Safra Catz)

/S/ CHARLES E. PHILLIPS, JR.	Co-President (Principal Executive Officer & Director)
(Charles E. Phillips, Jr.)

/S/ HARRY L. YOU	Chief Financial Officer (Principal Financial and Accounting Officer & Director)
(Harry L. You)

/S/ DANIEL COOPERMAN	Senior Vice President, General Counsel and Secretary (Director)
(Daniel Cooperman)